EXHIBIT 99.1

        AGGREGATE TOTALS FOR THE PERIOD JULY 1, 2003 TO DECEMBER 31, 2003


PRINCIPAL COLLECTIONS INFORMATION IN AUD (AND USD WHERE INDICATED) AGGREGATED TO THE DATE OF THE LAST PAYMENT

Principal amount of each class of USD notes as at the first day after the payment date occurring during the collection period.
Class A2: USD 807,791,800

Aggregate coupon interest paid to noteholders of each class of notes Class A2: USD 5,846,769

Aggregate of Principal payments made in respect to each class of USD notes:
Class A2: USD 128,615,686

Aggregate Mortgage Principal Repayments received for the period:
Scheduled ........AUD 6,182,272
Unscheduled ......AUD 288,626,531

Aggregate of all redraws on housing loans:
AUD 64,270,874

Aggregate of outstanding balance of housing loans at the end of the period:
AUD 1,433,648,901

Aggregate Income of the trust for the period:        AUD 54,356,823
Aggregate Expenses of the trust for the period:      AUD 44,786,969

Interest rates for the period:

Class A2 Notes(average):   1.3100%

Delinquency and loss statistics with respect to the housing loans:

Loss:                      Nil
Delinquency:               0-29 days        1.76%
                           30 -59 days      0.32%
                           60+ days         0.28%